As filed with the Securities and Exchange Commission on August 22, 2003

Registration No. 333-106078

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

OMNIVISION TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1341 Orleans Drive Sunnyvale, California 94089-1136 (408) 542-3000 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	77-0401990 (I.R.S. Employer Identification Number)

Shaw Hong

President and Chief Executive Officer

OmniVision Technologies, Inc.

1341 Orleans Drive

Sunnyvale, California 94089-1136

(408) 542-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert P. Latta, Esq. Mark Baudler, Esq. Robert S. Devens, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 (650) 493-9300	Y. Vicky Chou, Esq. OmniVision Technologies, Inc. 1341 Orleans Drive Sunnyvale, California 94089-1136 (408) 542-3000	Gregory M. Gallo, Esq. Peter Astiz, Esq. Sally Rau, Esq. Gray Cary Ware & Freidenrich, LLP 2000 University Avenue East Palo Alto, California 94303-22498 (650) 833-2000

Approximate date of commencement of sale to the public:  July 16, 2003

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

DEREGISTRATION OF SECURITIES

On June 12, 2003, the Registrant filed a Registration Statement on Form S-3 (File No. 333-106078) covering 3,593,750 shares of the Registrant’s Common Stock, including 468,750 shares subject to an over-allotment option to be granted to the Underwriters upon the effectiveness of the Registration Statement.

On July 16, 2003, the Securities and Exchange Commission declared the Registration Statement effective.

On July 17, 2003, the Registrant filed a Registration Statement on Form S-3 (File No. 333-107104) to register 107,209 additional securities for its offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”).

Pursuant to the Underwriting Agreement dated July 16, 2003, the Underwriters agreed to purchase 3,218,226 shares of Common Stock and the Registrant granted the Underwriters an over-allotment option to acquire 482,733 shares of Common Stock as more fully described under the caption “Underwriters” in the prospectus forming a part of the Registration Statement. On July 17, 2003, the Registrant filed its form of final prospectus with the Commission pursuant to Rule 424(b)(4) under the Act. The form of prospectus filed under Rule 424(b)(4) reflected an increase in the number of shares to be purchased by the Underwriters from 3,125,000 to 3,218,226 and the number of shares subject to the Underwriters’ over-allotment option from 468,750 to 482,733.

The Underwriters’ over-allotment option expired unexercised on August 16, 2003.

Accordingly, the Registrant hereby deregisters 482,733 shares of its Common Stock registered pursuant to the Registration Statement, consisting of the 482,733 shares of Common Stock indicated in the final prospectus as being subject to the Underwriters’ over-allotment option.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 21st day of August, 2003.

OMNIVISION TECHNOLOGIES, INC.

By:	/S/ SHAW HONG
Shaw Hong President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ SHAW HONG	President, Chief Executive Officer and Director (Principal Executive Officer)	August 21, 2003

Shaw Hong

/S/ H. GENE MCCOWN*	Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	August 21, 2003

H. Gene McCown

/S/ JOSEPH JENG*	Director	August 21, 2003

Joseph Jeng

/S/ JOHN T. ROSSI*	Director	August 21, 2003

John T. Rossi

/S/ EDWARD C.V. WINN*	Director	August 21, 2003

Edward C.V. Winn

/S/ RAYMOND WU*	Executive Vice President and Director	August 21, 2003

Raymond Wu

*By:	/S/ SHAW HONG

Shaw Hong Attorney-in-Fact